Exhibit 10.9

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information marked with [*****] has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 2

Shareholders Agreement

This Agreement (“Agreement”) is made on 20th January 2020

Between:

(1)	Landmark Medical Centre Sdn Bhd (registration no. 350925H), a company incorporated in Malaysia and having its registered office at Unit 33B, Menara Landmark, No.12, Jalan Ngee Heng, 80000 Johor Bahru, Johor, Malaysia (the “Company”);

(2)	The Founding Shareholders;

(3)	CytoMed Therapeutics Pte Ltd (registration no. 201808327H), a company incorporated in the Republic of Singapore and having its registered office at 21 Bukit Batok Crescent, #17-80 WCEGA Tower, Singapore 658065 (“CytoMed Singapore”) or its nominee(s); and

(4)	CytoMed Therapeutics (Malaysia) Sdn Bhd (registration no. 1074609M) a company incorporated in Malaysia and having its registered office at Room 503, 5th Floor Merlin Tower, Jalan Meldrum, 80000 Johor Bahru, Johor, Malaysia (“CytoMed Malaysia”) or its nominee(s).

(each a “Party” and together the “Parties”).

Recitals:

The Company, the Investor and the Founding Shareholders are Parties to the Investment Agreement. The Investment Agreement requires the Parties to enter into this Agreement to regulate their rights and obligations as Shareholders.

Agreed Terms:

1.	Definitions and Interpretation

1.1	In this Agreement, capitalised terms used but are not defined have the meanings given to them in the Investment Agreement.

1.2	In addition, the following words and phrases shall have the following meanings set out below, unless the context requires otherwise:

“Approved Sale” means a sale of all and not part only of:

(a)       issued Shares for time being; or

(b)       the Company’s undertakings and assets;

“Board” means the board of Directors;

“Directors” means the directors of the Company from time to time;

“Dispose” in relation to Shares, means to sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of, or to permit the sale, assignment, transfer, pledge, hypothecation, encumbrance or disposal by any other person, and

“Disposal” shall be construed in a similar way;

“Encumber” means, with respect to any shares, the creation of any security interest, charge, mortgage, pledge, lien or other encumbrance affecting title to, ownership of or possession of such shares, and the terms “encumbering” and “encumbrance” have correlative meanings;

“Initiating Sellers”, in relation to drag-along rights, means Shareholders representing 80% or more of issued Shares for time being, with all Shareholders voting on an as-converted basis;

“Investment Agreement” means an investment agreement dated on or about the date of this Agreement and entered into by the Company, the Founding Shareholders and the Investor;

“Investor” means CytoMed Singapore;

“JV Bank Account” means the banking account which requires both signatories to operate, one each from the Founding Shareholders and the nominee director of CytoMed;

“Offering Party”, in relation to a Shareholder’s right of first refusal, has the meaning given to it in Clause 3.2 (Share Transfer Pre-emptive Rights);

“Offered Shares” in relation to a Shareholder’s right of first refusal, has the meaning given to it in Clause 3.2 (Share Transfer Pre-emptive Rights);

“Permitted Disposal” means:

(a)	in relation to natural persons, a Disposal to a spouse, lineal descendant or antecedent, father, mother, brother, sister or parents in law, or to a corporate entity wholly owned by any of these natural persons;

(b)	in relation to any other entitles, a Disposal to an Affiliate;

(c)	a Disposal to any person which is unanimously approved by all of the Shareholders;

“Pro Rata Share” means the percentage representing the fraction, the numerator of which is the number of Shares as at the relevant date owned by the relevant Shareholder (on an as-converted basis) and the denominator of which is the number of total Shares as at that date (on an as-converted basis) issued by the Company;

“Share” means an ordinary share in the capital of the Company and “Shares” will be construed accordingly;

“Shareholders” means the holders from time to time of Shares in the Company and “Shareholder” means any one of them;

“Transfer” means any sale, exchange, gift or any other transfer or disposition, whether voluntary or involuntary, of any Shares.

1.3	Interpretation

Duplicate interpretation provisions in Investment Agreement.

2.	New Issues Pre-emption Rights

2.1	The Company grants to each Shareholder a right of first refusal to purchase its Pro Rata Share of any new Shares or securities which the Company, from time to time, proposes to sell and issue.

2.2	In the event the Company proposes to issue new Shares or securities, it shall give each Shareholder written notice (“Issuance Notice”) describing the type of new Shares or securities, and their price and the general terms upon which the Company proposes to issue them. A Shareholder has [*****] commencing on the date of the Issuance Notice to purchase its Pro Rata Share of new Shares or securities (or less) at the price and upon the terms specified in the Issuance Notice by written notice to the Company stating the number of new Shares or securities to be purchased.

2.3	The Company may, for the period commencing on the date falling [*****] after the date of the Issuance Notice and ending on the date falling [*****] after the date of the Issuance Notice, sell any new Shares or securities not purchased by Shareholders pursuant to the pre-emptive rights in this Clause to any person, at a price and upon terms no more favourable to the purchasers than specified in the Issuance Notice. If Company fails to sell or issue the new Shares or securities within the period described in this Clause, the Company shall not thereafter issue or sell the new Shares or securities, without first again offering the Shares or securities to the Shareholders in the manner provided in this Clause.

3.	Share Transfer Pre-emptive Rights

3.1	Nothing in this Clause 3 (Rights of First Refusal) applies to a Permitted Disposal.

3.2	A Shareholder (an “Offering Party”) who wishes to Dispose any of its Shares (“Offered Shares”) to any third party (including another Shareholder) (“Third Party”) must before the Disposal give effect to:

(a)	the pre-emptive rights; and

(b)	the Investor’s co-sale rights,

in the manner described and in accordance with the mechanics stated in this Clause.

3.3	Pre-emptive Rights

(a)	The Offering Party shall by written notice (a “Transfer Notice”) to the Company and copied to each other Shareholder state that it proposes to Dispose of its Shares.

(b)	A Transfer Notice constitutes an offer by the Offering Party to sell the Offered Shares to each of the other Shareholders at the price stated in the Transfer Notice. It shall state:

(i)	the proposed price per Share;

(ii)	the number of Shares the Shareholder proposed to Dispose of;

(iii)	in reasonable detail the nature and manner of Disposal; and

(iv)	in reasonable detail the identity and contact of the Third Party.

A Transfer Notice that does not comply with the requirements above is invalid and have no effect.

(c)	The Offering Party agrees that the Transfer Notice also constitutes the Company as its agent for the sale of the Offered Shares at the sale price stated in the Transfer Notice, for so long as the pre-emptive rights under this Clause have not been exhausted.

(d)	The Offering shall not revoke the Transfer Notice or the Company’s appointment as its agent as described above without the Shareholders’ unanimous approval.

(e)	A Shareholder (other than the Offering Party) exercising its pre-emptive rights under this Clause (“Accepting Shareholder”) shall serve written notice (“Acceptance Notice”) on the Company on or before the date falling [*****] after the date of the Transfer Notice. If no notice is served the Shareholder is deemed to have waived its pre-emptive rights under this Clause.

(f)	An Acceptance Notice shall state clearly number of Offered Shares that the Shareholder wishes to purchase, failing which the Acceptance Notice shall be invalid and the Shareholder shall be deemed to have waived its pre-emptive rights under this Clause.

(g)	The Company shall on or before the date falling [*****] after the date of the Transfer Notice by notice (“Allocation Notice”) to the Offering Party and each Accepting Shareholder state the number of Offer Shares allocated to each Accepting Shareholder.

(h)	If there are more than one Accepting Shareholder then the Company shall allocate Offered Shares among all Accepting Shareholders as fairly as possible in the circumstances, in particular if the number of Offered Shares is insufficient to fulfil all Accepting Shareholders, then each Accepting Shareholder shall be allocated its Pro Rata Share of the Offered Shares.

(i)	The process above shall be repeated (as applicable) until there all Offered Shares have been made subject to Acceptance Notices or there are no more Accepting Shareholders.

(j)	The Company shall immediately after the final allocation of Offered Shares issue a final Allocation Notice to each Accepting Shareholder and the Offering Party, stating:

(i)	the Accepting Shareholder’s final allocated Offered Shares; and

(ii)	a place and time (being not earlier than [*****] and not later than [*****] after the date of the final Allocation Notice) at which the sale and purchase of the Offered Shares shall be completed.

(k)	(i)	The Offering Party shall transfer all Offered Shares at the time and place specified in the Allocation Notice, against payment of the sale price.

(ii)	If it fails to do so, the Offering Party agrees that it is deemed to have appointed the chairman of the Board as its attorney with full power, in the name and on behalf of the Offering Party, to execute, complete and deliver all documents and actions (including giving a receipt for the sale price) to transfer the Offered Shares to the Accepting Shareholder against payment of the sale price.

(iii)	On payment of the sale price, the Offering Party agrees that the Accepting Shareholder is deemed to have obtained a good quittance for the payment.

(l)	The Shareholders agree that upon a completion of the Offered Shares sale and purchase described above, the Accepting Shareholder on execution and delivery of the applicable transfer form is entitled to have its being entered in the Company’s shareholders’ register as the registered holder of the relevant Offered Shares.

3.4	Co-Sale

(a)	An Investor which does not exercise its pre-emptive rights above, and which notifies the Offering Party in writing on or before the date falling [*****] after the date of the Transfer Notice (“Selling Shareholder”), shall have the right to participate in the sale of the Offered Shares on the same terms and conditions as specified in the Transfer Notice.

(b)	A Shareholder exercising its co-sale rights under this Clause does not have pre-emptive rights described in Clause 3.3 (Pre-emptive Rights) with respect the same transaction.

(c)	A Selling Shareholder’s notice to the Offering Party shall indicate the number of Shares the Selling Shareholder wishes to sell under its right to participate.

(d)	If there are one or more Selling Shareholders, the number of Offered Shares that the Offering Party may sell in the proposed Disposal shall be reduced to the extent of the other Shareholders’ co-sale Shares.

(e)	Each Selling Shareholder may sell only the number of its Shares equal to its Pro Rata Share of the Offered Shares, or less.

(f)	Each Selling Shareholder shall effect its participation in the sale by promptly delivering to the Offering Party for Disposal to the prospective transferee one or more certificates, properly endorsed for transfer and accompanied by transfer documents (where required) duly executed by it.

(g)	The Offering Party shall deliver the share certificate and transfer documents that a Selling Shareholder delivers to it to the proposed transferee in completion of the Disposal of the Offered Shares pursuant to the terms of the Transfer Notice, and the Offering Party shall immediately upon receipt remit to the Selling Shareholder the sale proceeds due to the Selling Shareholder.

(h)	If any proposed transferee of the Offered Shares prohibits the participation of a Selling Shareholder exercising its co-sale rights or otherwise refuses to accept Shares from a Selling Shareholder, the Offering Party shall not sell to the prospective transferee any Shares unless and until, simultaneously with the sale, the Offering Party purchases from the Selling Shareholder, at the price and upon the terms described in the Transfer Notice, the Selling Shareholder’s Shares which would have been subject to the co-sale rights under this Clause.

3.5	The Offering Party may:

(a)	after giving effect to the pre-emptive rights; and

(b)	including in the proposed Disposal all Selling Shareholders’ co-sale Shares,

in accordance with this Clause, Dispose of the Offered Shares to any other third party on terms no more favourable to the third party than those stated in the Transfer Notice.

3.6	The Company shall not approve or register any transfers of Shares unless it is:

(a)	effected in accordance with this Clause 3; and

(b)	the transferee of the Shares, if not already a party, has ratified this Agreement to the Company’s reasonable satisfaction.

4.	Drag-Along

4.1	If the Initiating Sellers approve an Approved Sale, then all Shareholders shall approve, consent to and participate in the Approved Sale, and if the Approved Sale is structured as a sale of issued Shares (whether by merger, recapitalization, consolidation or other Disposal), then each Shareholder shall waive all first refusal and other rights in connection with the Approved Sale.

4.2	Each Shareholder shall take all necessary and desirable actions in connection with the completion of an Approved Sale, including executing agreements and instruments and taking other actions as may be reasonably necessary to provide the representations, warranties, indemnities, covenants, conditions and other provisions and agreements, as the case may be, required to complete the Approved Sale.

4.3	If a Shareholder fails for any reason to take any of the actions described above, it shall be deemed to have appointed any Director as its attorney, on its behalf and in its name, with full power, to execute, complete and deliver any document or instrument or to take any other action, including to receive the proceeds of the sale and to give good quittance for the sale price, in order to complete the Approved Sale. The Shareholder further agrees to confirm and ratify the acts of any Director acting as its attorney under this Clause 4.3 (Drag- Along).

4.4	An Approved Sale shall not be subject to Clause 3 (Rights of First Refusal).

4.5	The Initiating Sellers shall deliver written notice to each other Shareholder setting out in reasonable detail the terms (including price, time and form of payment) of any Approved Sale (“Drag-Along Notice”).

4.6	Without limiting the generality of the provisions above, each Shareholder shall, on or before the date falling [*****] after the date of the Drag-Along Notice, deliver to the Company written notice:

(a)	setting out its agreement to the Approved Sale (including waiving all first refusal and similar rights); and

(b)	if the Approved Sale is structured as a sale of Shares, enclosing share certificates representing its Shares and a transfer form duly executed in blank.

5.	Board Rights

5.1	The Board shall at all time comprise of not more than 5 (Five) Directors.

5.2	The Investor shall be entitled to nominate 1 (One) person as Director.

5.3	The Founding Shareholders as a class shall be entitled to nominate up to 4 (Four) persons as Directors.

5.4	The quorum for any Board meeting shall comprise of:

(a)	one Founding Shareholders’ nominee Director; and

(b)	The Investor’s nominee Director.

5.5	Without the consent of each of the Founding Shareholders and the Investor, the constitution of the Board, number of Directors and the quorum for any Board meetings as stated above shall not be changed.

5.6	Compensation Committee

(a)	The Board shall nominate one Director as chairman of the Company’s compensation committee or equivalent (as and when constituted).

(b)	The Investor shall have veto rights on compensation matters which are deemed not to be in the interest of the Company.

(c)	It is agreed to remunerate each working Founding Shareholder an agreed fixed salary and a variable bonus which shall be dependent on Company performance and in the best interest of the Company. Remuneration for the rest of the employees shall be decided by the Company’s top management team.

5.7	Board Observer Rights

(a)	CytoMed Malaysia shall be entitled to nominate one person as a Board observer.

5.8	Resolutions in Writing

A resolution in writing signed by a simple majority vote of the Directors for the time being, which shall include at least the Investor’s nominee Director, shall be as valid and effectual as if it had been passed at a meeting of Directors duly called and constituted. Any such resolution may consist of several documents in like form, each signed by one or more of the Directors. The expressions “in writing” and “signed” include approval by wireless or facsimile transmission.

5.9	Bank Mandate and Authorised Signatories

The bank mandate and the authorised signatories to operate the JV Bank Account of the Company shall be any two Directors, comprising of (a) one Founding Shareholders’ nominee Director, and (b) the Investor’s nominee Director.

5.10	Change of Company Name

Upon receiving the full New Fund or where feasible, the Company shall change its legal and marketing name to a new name which is agreed to by the Board and Investor.

6.	Information Rights

The Company shall provide to each Investor as may from time to time be reasonably requested by the Investor, including but not limited to the following:

(a)	within [*****] after the end of each quarter with, unaudited quarterly management accounts (comprising balance sheet, profit and loss statement and cash flows statement) discussing the revenues and operations of the Company for the relevant quarter;

(b)	within [*****] after the close of each financial year, audited financial statements (comprising balance sheet, profit and loss statement and cash flows statement and notes thereto);

(c)	at least [*****] before the start of each new financial year, an annual operating budget, profit forecast, capital asset requirements and business plan for the new financial year; and

(d)	within [*****] upon becoming aware of any event or change which has a material adverse effect on the Company or which is likely to have a substantial effect on its profits or businesses, such as a strike, lock-out, lay-off, suspension of work or any other event likely to have a material adverse effect on its business or operations.

7.	Registration Rights

(a)	The Company shall pay all reasonable expenses arising out of or in connection with the Investor’s participation in the event of a trade sale which is not initiated by the Investor. These expenses include and are not limited to legal costs (for separate representation by the Investor, if any), broker’s fees, registration and filing costs, stamp and other similar duties.

(b)	Without limiting the above, where the Company decides to undertake an initial public offering and/or listing of the Company’s Shares on any stock exchange on its own merits, the Company shall pay all reasonable expenses arising out of or in connection with qualifying and registering the Investor’s Shares in the initial public offering and/or listing.

8.	Reserved Matters

8.1	The Shareholders shall procure so far as they can that no action is taken or resolutions passed by the Company save with the Investor’s prior written consent which shall be necessary to approve any of the following:

(a)	any dissolution or liquidation of the Company;

(b)	sell or dispose of the whole or a substantial part of the undertaking, goodwill or assets of the Company or purchase, sale, transfer, disposal, lease or licence of any real property or any interest therein;

(c)	appoint or change the Company’s auditors;

(d)	any amendment of the Company’s M&A or other constitutional documents;

(e)	any change to the Present Business or the Company’s existing business for the time being, or the Company commencing or carrying on any type of business not ancillary or incidental to its existing business for the time being;

(f)	to the extent permitted by applicable law, increase, reduce or cancel the issued share capital of the Company or issue, allot, purchase or redeem any Shares or securities convertible into or carrying a right of subscription in respect of shares or any share warrants or grant or issue any options rights or warrants or which may require the issue of shares in the future or do any act which has the effect of diluting or reducing the effective shareholding of the Investor in the Company;

(g)	to the extent permitted by applicable law, pass any resolution for the winding up or dissolution of the Company or undertake any merger, joint ventures, reconstruction or liquidation exercise concerning the Company or apply for the appointment of a receiver, manager or judicial manager or like officer in respect of the Company;

(h)	any Disposal or other transaction relating to any of the Company’s intellectual property rights, technologies or trade practices or secrets;

(i)	acquire any investment or incur any commitment in excess of RM 150,000 per transaction;

(j)	create or acquire a subsidiary or dispose of any shares in a subsidiary, if any;

(k)	create any fixed or floating charge, lien or other encumbrance over the whole or any part of its undertaking, property or assets;

(l)	the use of the proceeds from the issue of the New Shares for any purpose other than the Permitted Purpose; and/or

(m)	appoint or remove any key appointment holder, including the chief executive officer, chief financial officer, chief technology officer and chief operating officer, or any of their equivalent;
(n)	make any distribution of profits amongst the Shareholders by way of dividend, capitalisation of reserves or otherwise.

8.2	Notwithstanding anything herein (including but not limited to Clauses 3 and 4), for so long as the Investor holds (on an as converted basis) [*****] of issued Shares, the Parties agree that the Investor may object to and veto any proposed Disposal of Shares, by any Shareholder other than for a Permitted Disposal. If this objection and veto is exercised, the affected Shareholder and the Company shall not consummate the affected transfer.

9.	Undertakings of the Founding Shareholders and the Company

9.1	The Company and the Founding Shareholders, jointly and severally, undertake to the Investor to:

(a)	ensure that the Company is at all times carrying on a business of a general hospital or specialist medical centre;

(b)	ensure that the Company does not at any time carry out businesses in real estate development, gambling, tobacco-related products, and other activities which are against public interest;

(c)	ensure that each Founding Shareholders (whether a natural person or other entity) and all key management personnel of the Company are at all times ordinarily resident in Singapore or Malaysia;

(d)	use best endeavours to achieve a public listing within three years of this Agreement; and

(e)	warrant and guarantee an after-tax net profit of a minimum of [*****] for the financial year ended 31 December 2019 and [*****] for the financial year ending 31 December 2020. Any shortfall of every [*****] below the aforementioned guarantee shall be compensated on pro rata basis by the issue of [*****] of enlarged share capital as stated in Clause 7.1 of Investment Agreement. Profits shall be determined based on audited accounts prepared by an independent auditor, whose appointment shall be agreed between the Parties.

(f)	Adopt a dividend policy to distribute up to [*****] of the annual profits.

9.2	The Company and the Founding Shareholders further jointly and severally:

(a)	agree and acknowledge that the Investor (and/or such other listing vehicle comprising all or some of the assets of the Investor) intends to proceed with a public listing of its shares on a stock exchange in such jurisdiction(s) as the Investor may elect (the “Proposed IPO”); and

(b)	agree and undertake that the Company and the Founding Shareholders shall procure that:

(i)	the Company shall provide all information and/or documents as the Investor may require for the purposes of the Proposed IPO for due diligence or otherwise, which shall include but not limited to:

(aa) historical information of the Company (and/or its related corporations) since incorporation;

(bb) all financial statements and accounts (whether audited or unaudited) and other financial information of the Company;

(cc) all corporate secretarial records of the Company;

(dd) all information and/or documents relating to the directors and/or Shareholders of the Company (and if any such Shareholder is not an individual, all information and/or documents relating to the shareholder(s) of such corporate Shareholder); and

(ee) all agreements, contracts and/or undertakings of the Company (whether legally binding or otherwise);

(ii)	the Company shall grant access to its premises and/or place of business to the Investor (and/or the its professional advisors, representatives and/or agents) for purposes of due diligence in connection with the Proposed IPO; and

(iii)	the Company shall use its best efforts to render all such assistance as may be required by the Investor from time to time for the purposes of the Proposed IPO.

10.	Termination of Founding Shareholder Employment

(a)	The Investor undertakes to the Founding Shareholders that any action to procure the termination of a Founding Shareholder’s employment agreement shall be taken in good faith and in the best interest of the Company.

(b)	Nothing in this Clause shall apply to any action taken by the Investor to terminate a Founding Shareholder’s employment agreement on the basis of the Founding Shareholder’s material breach of his employment agreement, commission of an act of moral turpitude or conviction of a criminal offence.

11.	Agreement Controls

(a)	If a dispute or inconsistency arises between the terms of this Agreement and the M&A, the provisions of this Agreement shall prevail and shall, so far as they are able, cause such necessary alterations to be made to the M&A as are required to remove such conflict.

(b)	Without limiting the generality of the above, in a dispute or inconsistency described above this Agreement shall construed and applied as the conclusive and binding evidence of the intention of the Shareholders and the Company. The interpretation resulting from this Agreement shall be applied to resolve the dispute or inconsistency.

(c)	The M&A shall otherwise apply and be binding and subsisting between the Shareholders.

12.	Confidentiality

(a)	Unless otherwise required by law or pursuant to rules or regulations of any relevant regulatory, administrative or supervisory body (including, without limitation, any relevant stock exchange or securities council) or where the Parties’ directors, employees, servants and agents require such information to carry out their duties, none of the Parties shall divulge to any person or use for any purpose any of the trade secrets or confidential information or financial information relating to the other Shareholders or the Company which it acquires as a result of entering into this Agreement.

(b)	Each of the Parties shall endeavour to prevent its employees from doing anything which, if done by the Party, would be a breach of this Clause 12. This restriction shall continue to apply after the expiration or termination of this Agreement without limit in point of time, but shall cease to apply to secrets or information which come(s) into the public domain through no fault of the Party concerned.

13.	Termination

(a)	This Agreement shall continue in full force and effect until terminated in accordance with the provisions of this Clause 13. Termination shall not affect any provision of this Agreement expressed to have effect after termination or any rights which any Party may have against any other Party subsisting at the time of termination.

(b)	Without prejudice to the provisions of Clause 12 “Confidentiality”, this Agreement shall terminate in respect of any Party (but shall continue between the other Parties if more than one but not otherwise) if, at any time as a result of a transfer of Shares made in accordance with this Agreement, that Party no longer holds Shares.

(c)	The Parties agree that should this joint venture under the Investment Agreement fails to operate in the way it is intended, the relevant parties shall mutually seek a cure by returning the issued shares in exchange for the original invested amounts. This termination option shall expire on 31 December 2020 unless extended by both Parties.

14.	Waiver, Forbearance and Variation

(a)	The rights which each of the Parties have under this Agreement shall not be prejudiced or restricted by any indulgence or forbearance extended to another Party. No waiver by any Party in respect of a breach shall operate as a waiver in respect of any subsequent breach.

(b)	This Agreement shall not be varied or cancelled, unless the variation or cancellation is expressly agreed in writing.

15.	Governing Law

(a)	This Agreement shall be governed by and be interpreted and construed in accordance with Malaysia law.

(b)	The Parties irrevocably agree that the courts of Malaysia shall have non-exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise out of or in connection with this Agreement.

(c)	Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Malaysia in accordance with the Rules of Arbitration of the Asian International Arbitration Centre (“AIAC”) for the time being in force which rules are deemed to be incorporated by reference into this Clause.

(d)	The tribunal shall consist of 1 arbitrator to be appointed by the Chairman of AIAC. The language of the arbitration shall be English.

16.	Entire Agreement

This Agreement supersedes any previous agreement between the Parties in relation to the matters with which it deals and represents the entire understanding between the Parties in relation to those matters.

[Signatures follow]

[End of Schedule]

Signatures

The Company:

/s/ Ong Ah Huay
Name:	Ong Ah Huay
For and on behalf of Landmark Medical Centre Sdn Bhd

The Investor:

/s/ Choo Chee Kong
Name:	Choo Chee Kong
For and on behalf of CytoMed Therapeutics Pte Ltd

/s/ Tan Yoong Ying
Name:	Tan Yoong Ying
For and on behalf of CytoMed Therapeutics (Malaysia) Sdn Bhd

Founding Shareholders

/s/ Ong Ah Huay	/s/ Lucas Luk Tien Wee
Ong Ah Huay	Lucas Luk Tien Wee

/s/ Louisa Luk Tien Sze	/s/ Lincoln Luk Tien Wen
Louisa Luk Tien Sze	Lincoln Luk Tien Wen